Exhibit 3.1

INTELSAT1 S.A.

SOCIETE ANONYME

4, rue Albert Borschette

L-1246 Luxembourg

R.C.S. Luxembourg B 162.135

Amended and Restated

Articles of Incorporation

Article 1. Form, Name

There exists among the shareholder(s) and all those who may become owners of the Shares hereafter a company in the form of a société anonyme, under the name of Intelsat S.A. (the “Company”).

Article 2. Duration

The Company is established for an undetermined duration. The Company may be dissolved at any time by a resolution of the Shareholders adopted in the manner required for amendment of these Articles of Incorporation.

Article 3. Registered office

3.1 The Company has its registered office in the City of Luxembourg, Grand-Duchy of Luxembourg. It may be transferred to any other place or municipality in the Grand Duchy of Luxembourg by means of a resolution of a General Meeting deliberating in the manner provided for amendments to the Articles.

3.2 The address of the registered office may be transferred within the same municipality by decision of the Board of Directors.

3.3 The Company may have offices and branches, both in Luxembourg and abroad.

3.4 In the event that the Board of Directors determines that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, or with the ease of communications between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company. Such temporary measures will be taken and notified to any interested parties by the Board of Directors.

[1]	Prev. Intelsat Global Holdings SA

Article 4. Purpose, Object

4.1 The object of the Company is the holding of participations, in any form whatsoever, in Luxembourg and foreign companies, or other entities or enterprises, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes and other securities or rights of any kind including interests in partnerships, and the holding, acquisition, disposal, investment in any manner (in), development, licensing or sub licensing of, any patents or other intellectual property rights of any nature or origin as well as the ownership, administration, development and management of its portfolio. The Company may carry out its business through branches in Luxembourg or abroad.

4.2 The Company may further conduct or be involved in any way in, directly or indirectly, any satellite telecommunications or other telecommunications or communications related business in the broadest sense, including without limitation the owning and/or operation of satellites, teleports, any ground assets, and any related or connected activity.

4.3 The Company may borrow in any form and proceed to the private or public issue of shares, bonds, convertible bonds and debentures or any other securities or instruments it deems fit.

4.4 In a general fashion the Company may grant assistance (by way of loans, advances, guarantees or securities or otherwise) to companies or other enterprises or persons in which the Company has an interest or which form part of the group of companies to which the Company belongs or any entity or person as the Company may deem fit (including up-stream or cross-stream), take any controlling, management, administrative and/or supervisory measures and carry out any operation which it may deem useful in the accomplishment and development of its purposes.

4.5 Finally, the Company may perform all commercial, technical and financial or other operations, connected directly or indirectly in all areas in order to facilitate the accomplishment of its purpose.

Article 5. Share capital

5.1 The Company has an issued share capital of [    ] US Dollars (USD[    ]) represented by a total of [    ] ([    ]) fully paid Shares, each with a nominal value of one US Dollar cent (USD0.01), with such rights and obligations as set forth in the present Articles.

5.2 The authorised share capital of the Company (including the issued share capital) is set at ten million US Dollars (USD10,000,000) to be represented by one billion (1,000,000,000) Shares, each with a nominal value of one USD cent (USD0.01).

5.2.1 The authorized un-issued share capital (and any authorization granted to the Board of Directors in relation thereto) shall be valid from [    ] 2 2012 until the fifth anniversary of the date of publication of the deed of [    ]3 2012 relating to the Company in the Mémorial C, Recueil des Sociétés et Associations.

[2]	Date of pricing
[3]	Date EGM

5.2.2 The Board of Directors, or any delegate(s) duly appointed by the Board of Directors, may from time to time issue Shares (or any rights, securities or other entitlement to Shares) as it determines within the limits of the authorised un-issued Share capital against contributions in cash, contributions in kind or by way of incorporation of available reserves at such times and on such terms and conditions, including the issue price, as the Board of Directors or its delegate(s) may in its or their discretion resolve without reserving any preferential or pre-emptive subscription rights to existing Shareholders. The General Meeting has authorised the Board of Directors to waive, suppress or limit any preferential or pre-emptive subscription rights of Shareholders to the extent the Board deems such waiver, suppression or limitation advisable for any issue or issues of Shares (or any rights, securities or other entitlement to Shares) within the authorised (un-issued) Share capital. Upon an issue of Shares within the authorised Share capital the Board shall have the present Articles amended accordingly.

5.3 The issued and/or authorized unissued capital of the Company may be increased, reduced, amended or extended one or several times by a resolution of the General Meeting of Shareholders adopted in compliance with the quorum and majority rules set by these Articles of Incorporation or, as the case may be, by law for any amendment of these Articles of Incorporation.

5.4 The Company may not issue fractional Shares. The Board of Directors shall however be authorised at its discretion to provide for the payment of cash or the issuance of scrip in lieu of any fraction of a Share.

5.5 The Company or its subsidiaries may proceed to the purchase or repurchase of its own Shares and may hold Shares in treasury, each time within the limits laid down by law.

5.6 Any Share premium shall be freely distributable in accordance with the provisions of these Articles.

Article 6. Securities in registered form only

6.1 Shares

6.1.1 Shares of the Company are in registered form only.

6.1.2 A register of Shares will be kept by the Company. Ownership of registered Shares will be established by inscription in the said register or in the event separate registrars have been appointed pursuant to Article 6.1.3, such separate register. Without prejudice to the conditions for transfer by book entry in the case provided for in Article 6.1.7 or as the case may be applicable law, and subject to the provisions of Article 7, a transfer of registered Shares shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorised representatives. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.

6.1.3 The Company may appoint registrars in different jurisdictions who will each maintain a separate register for the registered Shares entered therein and the holders of Shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register. The Board of Directors may however impose transfer restrictions for Shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions in compliance with the requirements applicable therein. The transfer to the register kept at the Company’s registered office may always be requested.

6.1.4 Subject to the provisions of Article 6.1.7 and Article 7, the Company may consider the person in whose name the registered Shares are registered in the register(s) of Shareholders as the full owner of such registered Shares. The Company shall be completely free from any responsibility in dealing with such registered Shares towards third parties and shall be justified in considering any right, interest or claims of such third parties in or upon such registered shares to be non-existent, subject, however, to any right which such third party might have to demand the registration or change in registration of registered Shares. In the event that a holder of registered Shares does not provide an address to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register(s) of Shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder. The holder may, at any time, change his address as entered in the register(s) of Shareholders by means of written notification to the Company or the relevant registrar.

6.1.5 The Board may decide that no entry shall be made in the register of Shareholders and no notice of a transfer shall be recognised by the Company or a registrar during the period starting on the fifth (5) business day before the date of a General Meeting and ending at the close of that General Meeting, unless the Board sets a shorter time limit or unless otherwise mandatorily required by law.

6.1.6 All communications and notices to be given to a registered Shareholder shall be deemed validly made to the latest address communicated by the Shareholder to the Company.

6.1.7 Where Shares are recorded in the register of Shareholders on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional securities depositary or any other depositary (such systems, professionals or other depositaries being referred to hereinafter as “Depositaries”) or of a sub-depositary designated by one or more Depositaries, the Company - subject to having received from the Depositary with whom those Shares are kept in account a certificate or confirmation in proper form - will permit those persons to exercise the rights attached to those Shares, including admission to and voting at General Meetings. The Board of Directors may determine the formal requirements with which such certificates must comply. Notwithstanding the foregoing, the Company may make dividend payments and any other payments in cash, Shares or other securities only to the Depositary or sub-depositary recorded in the register or in accordance with its instructions, and such payment will effect full discharge of the Company’s obligations.

6.1.8 The Shares are indivisible vis-à-vis the Company which will recognise only one holder per Share. In case a Share is held by more than one person, the persons claiming ownership of the Share will be required to name a single proxy to represent the Share vis-à-vis the Company. The Company has the right to suspend the exercise of all rights attached to such Share until one person has been so appointed. The same rule shall apply in the case of a conflict between an usufructuary and a bare owner or between a pledgor and a pledgee.

6.2 Other Securities

6.2.1 Securities (other than Shares which are covered by Article 6.1) of the Company are in registered form only.

6.2.2 The provisions of Article 6.1 shall apply mutatis mutandis.

Article 7. Limitation of Ownership – Communications Laws

7.1 The Company may restrict the ownership, or proposed ownership, of Shares or other equity securities of the Company by any person or the transfer of Shares (or other equity securities) to any person if the ownership or proposed ownership of Shares (or other equity securities) (or the transfer of Shares or other equity securities to) of such person (i) is or could be, as determined by the Board of Directors, inconsistent with, or in violation of, any provision of, the Communications Laws, (ii) will or may limit or impair, as determined by the Board of Directors, any business activities or proposed business activities of the Company and/or its group or any group entity under the Communications Laws or (iii) will, or could, make the Company and/or its group or any group entity, subject to any specific law, rule, regulation, provision or policy under the Communications Laws to which the Company, its group or group entity would not be subject to but for such ownership, proposed ownership or transfer ((i), (ii) and (iii) collectively the “Communications Law Limitations”).

7.2 If the Company believes that the ownership or proposed ownership of Shares or other equity securities of the Company by any person may result in a Communications Law Limitation, the Company may at any time request information from Shareholders, other equity securities holders, transferees or proposed transferees, including without limitation information on citizenship, affiliations, and ownership or other interests in other companies or enterprises, and such person shall furnish promptly the Company with such information.

7.3 If (A) the Company does not receive the relevant information requested pursuant to Article 7.2 or (B) the Company determines that the ownership or proposed ownership of Shares or other equity securities by a person or that the exercise of any rights of Shares or other equity securities by a person, results or could result, as determined by the Company, in a Communications Law Limitation, the Company has the absolute right to (i) refuse to issue Shares or other equity securities to such person, (ii) refuse to permit or recognise a transfer (or attempted transfer) of Shares or other equity securities to such person and any such transfer or attempted transfer shall not be inscribed in the register(s) of the Company, (iii) suspend any rights attached to such Shares or equity securities (including without limitation the right to attend and vote at General Meetings and the right to receive dividends or other distributions) and which causes or could cause such Communications Law Limitation, (iv) compulsorily redeem the Shares or other equity securities of the Company held by such person. The Company shall in addition have the right to exercise any and all appropriate remedies, at law or in equity in any court of competent jurisdiction, against any such person, with a view towards obtaining such information or preventing or curing any situation which causes or could cause a Communications Law Limitation. Any measure taken by the Company pursuant to (i), (ii) or (iii), respectively, shall remain in effect until the requested information has been received and/or the Company has determined that the ownership, proposed ownership or transfer of Shares or other equity securities by (or to) the relevant person or that the exercise of any rights of Shares or other equity securities by such person as the case may be, will not result in a Communications Law Limitation.

7.4 In case of a compulsory redemption,

7.4.1 the Company shall serve a notice (a “Redemption Notice”) upon the relevant Shareholder(s), specifying (1) the Shares to be redeemed, (2) the redemption price for such Shares, and (3) the place at which the redemption price in respect for such Shares is payable. Immediately after the close of business on the date specified in the Redemption Notice, each such Shareholder shall cease to be the owner of the Shares specified in such notice and, as the case may be, such Shareholder’s name shall be removed from the relevant register of Shareholders.

7.4.2 The price at which the Shares specified in any Redemption Notice shall be redeemed (the “Redemption Price”) shall be an amount equal to the lesser of (A) the aggregate amount paid for such Shares (if acquired within the preceding twelve months from the date of the relevant Redemption Notice), (B) in case the Shares of the Company are listed on a Regulated Market, the last price quoted for the Shares on the business day immediately preceding the day on which the Redemption Notice is served, and (C) the book value per Share determined on the basis of the last published accounts prior to the day of service of the Redemption Notice.

7.4.3 Payment of the Redemption Price may be made directly to the holder of the Shares so redeemed or may be deposited by the Company on an account with a bank in Luxembourg, the United States or elsewhere (as specified in the Redemption Notice) for payment to such holder. Upon payment of the Redemption Price (either directly or through the deposit of such price as aforesaid), no person interested in the Shares specified in such Redemption Notice shall have any further interest in such Shares or any of them, or any claim against the Company or its assets in respect thereof, except in the case of a deposit of the Redemption Price as aforesaid, the right to receive the Redemption Price so deposited (without interest).

7.4.4 The exercise by the Company of the powers conferred by this article shall not be questioned or invalidated in any case, on the ground that there was insufficient evidence of ownership of Shares by any person or that the true ownership of any Shares was otherwise than appeared to the Company at the date of any Redemption Notice.

Article 8. Shares – Voting Rights

Except and subject as set forth in the present Articles, each Share shall be entitled to one vote at all General Meetings of Shareholders.

Article 9. Management of the Company – Board of Directors

9.1 The Company shall be managed by a Board of Directors which is vested with the broadest powers to manage the business of the Company and to authorise and/or perform all acts of disposal, management and administration falling within the purposes of the Company.

9.2 All powers not expressly reserved by the law or by these Articles to the General Meeting shall be within the competence of the Board of Directors.

9.3 Except as otherwise provided herein or by law, the Board of Directors of the Company is authorised to take such action (by resolution or otherwise) and to adopt such provisions as shall be necessary, appropriate, convenient or deemed fit to implement the purpose of the Company.

Article 10. Composition of the Board of Directors

10.1 The Company shall be managed by a Board of Directors composed of a minimum of three (3) Directors and a maximum of twenty (20) (unless otherwise provided for herein) who may but do not need to be Shareholders of the Company.

The Directors are appointed by the General Meeting of Shareholders for a period of up to three (3) years (provided however that such three (3) year term may be exceeded by a period up to the annual General Meeting held following the third anniversary of the appointment); provided however the Directors shall be divided into three (3) classes, namely class I, class II and class III, so that, subject to the number of Directors, each class will consist (as near as possible) of one third (1/3) of the Directors. Directors are elected on a staggered basis, with the Directors of one of the classes being elected each year for a term of up to three (3) years (subject as provided above as to the extension of the term), and provided that the initial class I Directors and the class II Directors shall be elected until the first (for class I) and the second (for class II) annual General Meeting, respectively, held following their appointment. The Directors may be removed with or without cause (ad nutum) by the General Meeting of Shareholders by a simple majority vote of votes cast at a General Meeting of Shareholders. The Directors shall be eligible for re-election indefinitely.

10.2 In the event of a vacancy in the office of a Director because of death, retirement, resignation, dismissal, removal or otherwise, the remaining Directors may fill such vacancy by simple majority vote and appoint a successor in accordance with applicable law.

10.3 (A) Unless otherwise determined by the Board of Directors, candidates for election to the Board must provide to the Company, (i) a written completed questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by the Company upon written request), (ii) such information as the Company may request including without limitation as may be required, necessary or appropriate pursuant to any laws or regulation (including any rules, policies or regulation of any Regulated Market where Shares of the Company are listed or trading) applicable to the Company and (iii) the written representation and undertaking that such person would be in compliance, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of the Company or under applicable law that are applicable to Directors. (B) Any candidate to be considered must comply as to his/her qualification and affiliations with any laws, regulations, rules or policies (including any rules, policies or regulation of any Regulated Market where Shares of the Company are listed or trading) applicable to the Company.

10.4 Any proposal by Shareholder(s) holding less than ten percent (10%) of the issued share capital (the “Nominating Shareholder(s)”), of candidate(s) for election to the Board of Directors by the General Meeting (a “Proposal”) must be received by the Company in writing pursuant to the provisions set forth hereafter, unless otherwise expressly provided by mandatory law:

10.4.1 Notice of Candidates – Timing

10.4.1.1 Any Proposal must be made to the Company by timely written notice by the Nominating Shareholder(s) (the “Notice of Candidates”). To be timely, the Notice of Candidates must be received at the registered office of the Company by the following dates prior to the relevant General Meeting where the election of members to the Board is on the agenda:

10.4.1.2 in the case of a Proposal for election to the Board at an annual General Meeting, not less than ninety (90) days and no more than one hundred and twenty (120) days prior to the date set forth in the Articles for the annual General Meeting; provided that in the event the date of such annual General Meeting is advanced by more than thirty (30) days prior to, or delayed by more than thirty (30) days after, the date set forth in the Articles for the annual General Meeting; the Notice of Candidates must be received in writing by the Company not earlier than the close of business (local time, CET) on the one hundred and twentieth (120th) day prior to such annual General Meeting and not later than the close of business (CET) on the later of the ninetieth (90th) day prior to such annual General Meeting and the tenth (10th) day following the day on which the first public announcement of such (advanced or delayed) annual General Meeting is made;

10.4.1.3 in the case of a Proposal for election to the Board at a General Meeting other than the annual General Meeting (it being understood that such Proposal is only admissible if the election of members to the Board is referenced as an agenda item of such General Meeting), the Notice of Candidates in writing must be received by the Company not earlier than the close of business (local time, CET) on the one hundred and twentieth (120th) day prior to such General Meeting and not later than the close of business (CET) on the later of the ninetieth (90th) day prior to such General Meeting and the tenth (10th) day following the day on which the first public announcement of such General Meeting is made.

10.4.1.4 An adjournment, postponement or deferral, or announcement of an adjournment, postponement or deferral, of an annual or other General Meeting will not commence a new time period (or extend any time period) for the receipt of a Notice of Candidates by the Company.

10.4.2 The Notice of Candidates must at least include the following information or evidence:

10.4.2.1 the name and record address of each Nominating Shareholder;

10.4.2.2 a representation that each Nominating Shareholder is a holder of Shares of the Company entitled to vote at the General Meeting and intends to appear in person or by proxy at the General Meeting to make the Proposal, and the evidence of such Nominating Shareholder’s holding of Shares;

10.4.2.3 the written consent of the candidate contained therein to being named as a candidate for the election to the Board and in any announcement, proxy statement or other document, and to serve as a Director of the Company if elected;

10.4.2.4 the information under Article 10.3 as to the candidate named therein and evidence that the candidate named therein complies with the provisions of Article 10.3 (B); and the written representation by the Nominating Shareholder(s) and by the candidate contained therein that such information and evidence is true, correct and up to date;

10.4.2.5 the written undertaking by the candidate to promptly provide such further information and/or evidence as may be required by the Company pursuant to Article 10.3;

10.4.2.6 the written undertaking by the Nominating Shareholder(s) to provide the Company promptly with any information or evidence reasonably requested by the Company in order for the Company to comply with any laws, regulations, rules or policies (including any rules, policies or regulation of any Regulated Market where Shares of the Company are listed or trading) applicable to the Company.

10.5 If the Nominating Shareholder(s) (or a qualified representative thereof) does not appear at the applicable General Meeting to make the Proposal, such Proposal shall be disregarded, notwithstanding that proxies in respect thereof may have been received by the Company.

Article 11. Chairman

11.1 The Board of Directors shall, to the extent required by law and otherwise may, appoint the chairman of the Board of Directors amongst its members (the “Chairman”). The Chairman shall preside over all meetings of the Board of Directors and of Shareholders. In the absence of the Chairman of the Board, a chairman determined ad hoc, shall chair the relevant meeting.

11.2 In case of a tie, neither the Chairman nor any other Board member shall have a casting (tie breaking) vote.

Article 12. Board Proceedings

12.1 The Board of Directors shall meet upon call by (or on behalf of) the Chairman or any two Directors. The Board of Directors shall meet as often as required by the interest of the Company.

12.2 Notice of any meeting of the Board of Directors must be given by letter, cable, telegram, telephone, facsimile transmission, or e-mail advice to each Director, two (2) days before the meeting, except in the case of an emergency, in which event twenty four (24) hours’ notice shall be sufficient. No convening notice shall be required for meetings held pursuant to a schedule previously approved by the Board and communicated to all Board members. A meeting of the Board may also be validly held without convening notice to the extent the Directors present or represented do not object and those Directors not present or represented have waived the convening notice in writing, by facsimile transmission, email or otherwise.

12.3 Meetings of the Board of Directors may be held physically or, in all circumstances, by way of telephone conference call, video conference or similar means of communication which permit the participants to communicate with each other. A Director attending in such manner shall be deemed present at the meeting for as long as he is connected.

12.4 Any Director may act at any meeting of the Board of Directors by appointing in writing by letter or by cable, telegram, facsimile transmission or e-mail another Director as his proxy. A Director may represent more than one of the other Directors.

12.5 The Board of Directors may deliberate and act validly only if a majority of the Board members (entitled to vote) are present or represented. Decisions shall be taken by a simple majority of the votes validly cast by the Board members present or represented (and entitled to vote).

12.6 The Board of Directors may also in all circumstances with unanimous consent pass resolutions by circular means and written resolutions signed by all members of the Board will be as valid and effective as if passed at a meeting duly convened and held. Such signatures may appear on a single document or multiple copies of an identical resolution and may be evidenced by letters, cables, facsimile transmission, or e-mail.

12.7 The minutes of any meeting of the Board of Directors (or copies or extracts of such minutes which may be produced in judicial proceedings or otherwise) shall be signed by the Chairman, the chairman (ad hoc) of the relevant meeting or by any two (2) Directors or as resolved at the relevant Board meeting or any subsequent Board meeting.

Article 13. Delegation of power, committees, secretary

13.1 The Board may delegate the daily management of the business of the Company, as well as the power to represent the Company in its day to day business, to individual Directors or other officers or agents of the Company (with power to sub-delegate). In addition the Board of Directors may delegate the daily management of the business of the Company, as well as the power to represent the Company in its day to day business, to an executive or other committee as it deems fit. The Board of Directors shall determine the conditions of appointment and dismissal as well as the remuneration and powers of any person or persons so appointed.

13.2 The Board of Directors may (but shall not be obliged to unless required by law) establish one or more committees and for which it shall, if one or more of such committees are set up, appoint the members (who may be but do not need to be Board members), determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto.

13.3 The Board of Directors may appoint a secretary of the Company who may but does not need to be a member of the Board of Directors and determine his/her responsibilities, powers and authorities.

Article 14. Binding Signature

The Company will be bound by the sole signature of the Chairman or the sole signature of any one (1) Director or by the sole or joint signatures of any persons to whom such signatory power shall have been delegated by the Board of Directors. For the avoidance of doubt, for acts regarding the daily management of the Company, the Company will be bound by the sole signature of the administrateur délégué (“Chief Executive Officer” or “CEO”) or any person or persons to whom such signatory power is delegated by the Board of Directors (with or without power of substitution).

Article 15. Board Liability, Indemnification

15.1 The Directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in Article 15.2, every person who is, or has been, a director or officer of the Company or a direct or indirect subsidiary of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his being or having been a director or officer of the Company or a direct or indirect subsidiary of the Company and against amounts paid or incurred by him in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgements, amounts paid in settlement and other liabilities.

15.2 No indemnification shall be provided to any director or officer of the Company or a direct or indirect subsidiary of the Company:

15.2.1 Against any liability to the Company or its shareholders by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his/her office;

15.2.2 With respect to any matter as to which he/she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company (or as the case may be the relevant subsidiary); or

15.2.3 In the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors.

15.3 The Company may, to the fullest extent permitted by law, purchase and maintain insurance or furnish similar protection or make other arrangements, including, but not limited to, providing a trust fund, letter of credit, or surety bond on behalf of a director or officer of the Company or a direct or indirect subsidiary of the Company against any liability asserted against him or incurred by or on behalf of him in his capacity as a director or officer of the Company or a direct or indirect subsidiary of the Company.

15.4 The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer of the Company or a direct or indirect subsidiary of the Company may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification provided herein is not exclusive, and nothing contained herein shall affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law.

15.5 Expenses in connection with the preparation and representation of a defence of any claim, action, suit or proceeding of the character described in this Article shall be advanced by the Company prior to final disposition thereof upon receipt of an undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he/she is not entitled to indemnification under this Article.

Article 16. Conflicts of Interest

16.1 No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the Directors or officers of the Company is interested in, or is a director, associate, officer, agent, adviser or employee of such other company or firm. Any Director or officer who serves as a director, officer or employee or otherwise of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm only, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

16.2 In the case of a conflict of interest of a Director, such Director shall indicate such conflict of interest to the Board and shall not deliberate or vote on the relevant matter. Any conflict of interest arising at Board level shall be reported to the next General Meeting of Shareholders before any resolution as and to the extent required by law.

Article 17. General Meetings of Shareholders

17.1 Any regularly constituted General Meeting of Shareholders of the Company shall represent the entire body of Shareholders of the Company. It shall have the broadest powers to order, carry out or ratify acts relating to the operations of the Company.

17.2 The annual General Meeting shall be held, in accordance with Luxembourg law, at the registered office of the Company, or at such other place in Luxembourg as may be specified in the notice of meeting on the third Thursday in June of each year at 12 noon (local time, CET) (or such other date as may be permitted by law). If such day is a legal or bank holiday, the annual General Meeting shall be held on the immediately preceding normal business day.

17.3 Other General Meetings may be held at such place and time as may be specified in the respective notices of meeting.

17.4 General Meetings shall be convened in accordance with the provisions of law. If all of the Shareholders are present or represented at a general meeting of Shareholders, the General Meeting may be held without prior notice or publication.

17.5 Proposals from Shareholders for any General Meeting, including, as to in particular without limitation regarding agenda items, resolutions or any other business, may only be made in compliance with the Company Law and Rule 14a-8 and these Articles and will only be accepted by the Company if required by the Company Law and Rule 14a-8 and these Articles.

17.6 The Board of Directors may determine a date preceding the General Meeting as the record date for admission to, and voting any Shares at, the General Meeting (the “Record Date”). If a Record Date is determined for the admission to and voting at a General Meeting only those persons holding Shares on the Record Date may attend and vote at the General Meeting (and only with respect to those Shares held by them on the Record Date).

17.7 Where, in accordance with the provisions of Article 6.1.7 of the present Articles, Shares are recorded in the register(s) of Shareholders in the name of a Depositary or sub-depositary of the former, the certificates provided for in Article 6.1.7 must be received by the Company (or its agents as set forth in the convening notice) no later than the day determined by the Board. Such certificates must (unless otherwise required by applicable law) certify, in case a Record Date has been determined, that the Shares were held for the relevant person on the Record Date.

17.8 Proxies for a General Meeting must be received by the Company (or its agents) by the deadline determined by the Board, provided that the Board of Directors may, if it deems so advisable amend these periods of time for all Shareholders and admit Shareholders (or their proxies) who have provided the appropriate documents to the Company (or its agents as aforesaid) to the General Meeting, irrespective of these time limits.

17.9 The Board of Directors shall adopt all other regulations and rules concerning the attendance to the General Meeting, and availability of access cards, proxy forms and/or voting forms in order to enable Shareholders to exercise their right to vote.

17.10 Any Shareholder may be represented at a General Meeting by appointing as his or her proxy another person, who need not be a Shareholder.

17.11 Holders of notes or bonds or other securities issued by the Company (if any) shall not, unless compulsorily otherwise provided for by law, be entitled to assist or attend General Meetings or receive notice thereof.

Article 18. Majority and quorum at the General Meeting

18.1 At any General Meeting of Shareholders other than a General Meeting convened for the purpose of amending the Company’s Articles of Incorporation or voting on resolutions whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation, no presence quorum is required and resolutions shall be adopted, irrespective of the number of Shares represented, by a simple majority of votes validly cast.

18.2 At any extraordinary General Meeting of Shareholders for the purpose of amending the Company’s Articles of Incorporation or voting on resolutions whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation, the quorum shall be at least one half of the issued share capital of the Company. If the said quorum is not present, a second Meeting may be convened at which there shall be no quorum requirement (subject to the provisions of Article 18.3). Resolutions amending the Company’s Articles of Incorporation or whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation shall only be validly passed by a two thirds (2/3) majority of the votes validly cast at any such General Meeting, save as otherwise provided by law or the present Articles (including in particular Article 18.3).

18.3 Any resolutions for the amendment of the provisions of Article 7 (Limitation of Ownership-Communications Laws), Article 10.1 (with respect to the staggering of Board terms), Articles 10.4 (as to proposal(s) of candidates for election to the Board of Directors), and the present Article 18.3 (and any cross references thereto), shall only be validly passed by the favourable vote of a two thirds (2/3) majority of the Shares in issue and entitled to vote.

Article 19. Amendments of Articles

The Articles of Incorporation may be amended from time to time by a resolution of the General Meeting of Shareholders to the quorum and voting requirements provided by the laws of Luxembourg and as may otherwise be provided herein (including without limitation Article 18.3).

Article 20. Accounting Year

The accounting year of the Company shall begin on first of January and shall terminate on thirty-first of December of each year.

Article 21. Auditor

The operations of the Company shall be supervised by a supervisory auditor (commissaire aux comptes) who may but need not be a shareholder. The supervisory auditor shall be elected by the General Meeting for a period ending at the next annual General Meeting or until a successor is elected. The supervisory auditor in office may be removed at any time by the General Meeting with or without cause.

In the event the thresholds set by law as to the appointment of an approved statutory auditor (réviseur d’entreprises agréé) are met or otherwise required by law, the accounts of the Company shall be supervised by an approved statutory auditor (réviseur d’entreprises agréé).

PART I. DISTRIBUTIONS, WINDING UP

Article 22. Distributions

22.1 From the annual net profits of the Company, five per cent (5%) shall be allocated to an un-distributable reserve required by law. This allocation shall cease to be required as soon and as long as such reserve amounts to ten per cent (10%) of the issued share capital of the Company.

22.2 The General Meeting of Shareholders, upon recommendation of the Board of Directors, shall determine how the remainder of the annual net profits will be disposed of.

22.3 Interim distributions may be declared and paid (including by way of staggered payments) by the Board of Directors (including out of any premium or other reserves) subject to observing the terms and conditions provided by law either by way of a cash distribution or by way of an in kind distribution.

22.4 The distributions declared may be paid in United States Dollars (USD) or any other currency selected by the Board of Directors and may be paid at such places and times as may be determined by the Board of Directors (subject to the resolutions of the General Meeting of Shareholders). The Board of Directors may make a final determination of the rate of exchange applicable to translate distributions of funds into the currency of their payment. Distributions may be made in specie (including by way of Shares).

22.5 In the event it is decided by the General Meeting, or in the case interim distributions declared by the Board, that a distribution be paid in Shares or other securities of the Company, the Board of Directors may exclude from such offer such Shareholders it deems necessary or advisable due to legal or practical problems in any territory or for any other reasons as the Board may determine (including Communications Law Limitations).

22.6 A distribution declared but not paid (and not claimed) on a Share after five years cannot thereafter be claimed by the holder of such Share and shall be forfeited by the holder of such Share, and revert to the Company. No interest will be paid on distributions declared and unclaimed which are held by the Company on behalf of holders of Shares.

Article 23. Liquidation

23.1 In the event of the dissolution of the Company for whatever reason or at whatever time, the liquidation will be performed by liquidators or by the Board of Directors then in office who will be endowed with the powers provided by articles 144 et seq. of the Company Law. Once all debts, charges and liquidation expenses have been met, any balance resulting shall be paid to the holders of Shares in the Company in accordance with the provisions of these Articles.

PART II. SOLE SHAREHOLDER, DEFINITIONS, APPLICABLE LAW, FORUM

Article 24. Sole Shareholder

If, and as long as one Shareholder holds all the Shares of the Company, the Company shall exist as a single Shareholder company pursuant to the provisions of Company Law. In the event the Company has only one Shareholder, the Company may at the option of the sole Shareholder be managed by one Director as provided for by law and all provisions in the present Articles referring to the Board of Directors shall be deemed to refer to the sole Director (mutatis mutandis), who shall have all such powers as provided for by law and as set forth in the present Articles with respect to the Board of Directors.

Article 25. Definitions

Articles or Articles of Incorporation	Means the present articles of incorporation of the Company as amended from time to time

Board or Board of Directors	Means the board of directors (conseil d’administration) of the Company

Company Law	Means the law of 10th August 1915 on commercial companies as amended (and any replacement law thereof)

Director	Means a member of the Board of Director or, as the case may be, the sole Director of the Company

Communications Laws	Means the United States Communications Act of 1934, as amended, the United States Telecommunications Act of 1996, any rule, regulation or policy of the Federal Communications Commission, and/or any statute, rule, regulation or policy of any other U.S., federal, state or local governmental or regulatory authority, agency, court commission, or other governmental body with respect to the operation of channels of radio communication and/or the provision of communications services.

Exchange Act	Means the United States Securities Exchange Act of 1934, as amended

Rule 14a-8	Means Rule 14a-8 of the Exchange Act and any successor rule promulgated thereunder

General Meeting	Means the general meeting of Shareholders

Regulated Market	Means any official stock exchange or securities exchange market in the European Union, the United States of America or elsewhere

RCS Law	Means the law dated 19 December 2002 concerning the register of commerce and of companies as well as the accounting and the annual accounts of undertakings

SEC	Means the United States Securities and Exchange Commission

Shareholder	Means a duly registered holder of Shares of the Company

Shares	Means the shares (actions) of the Company

Article 26. Applicable law, Forum

26.1 For anything not dealt with in the present Articles of Incorporation, the Shareholders refer to the relevant legislation.

26.2 The competent Luxembourg courts shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a duty owed by any director or officer of the Company to the Company or the Company’s Shareholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the Company Law and the RCS Law or the Company’s Articles of Incorporation, and (iv) any action asserting a claim against the Company with respect to its internal affairs, relationship with its Shareholders or other holders of interest, its directors, officers, or any action as to its Articles of Incorporation or other constitutional or governing documents.

SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE